UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): October 15, 2015

PEAK RESORTS, INC.

(Exact name of registrant as specified in its charter)

Missouri	001-35363	43-1793922
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

17409 Hidden Valley Drive
Wildwood, Missouri	63025
(Address of principal executive offices)	(Zip Code)

(636) 938-7474

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act.

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01.                                        Entry into a Material Definitive Agreement.

Effective as of October 15, 2015, Peak Resorts, Inc. together with its wholly owned subsidiaries Hidden Valley Golf and Ski, Inc., Paoli Peaks, Inc., Snow Creek, Inc., LBO Holding, Inc. and SNH Development, Inc. (together, the “Company”) entered into a conditional commitment for an acquisition line of credit (the “Commitment Letter”) with Royal Banks of Missouri (the “Bank”) which provides that the Bank will provide the Company a line of credit of up to $15 million to fund acquisitions, with an option to increase the line of credit to $20 million if additional loan participants are identified (the “Loan”). The Bank’s obligation to provide the Loan under the Commitment Letter is subject to a number of customary conditions, including, without limitation, the Bank’s ability to secure participant lenders and the execution and delivery by the relevant parties of definitive Loan documentation consistent with the Commitment Letter.

The Loan will be payable in monthly installments of interest only, charged at the prime rate plus 1.0 percent per annum, and is due and payable in full within 12 months after the Loan advance, subject to conversion to a three-year balloon loan. In addition to other covenants that will be set forth in the definitive agreement, the Company must maintain a minimum debt service coverage ratio of 1:25:1 on a fiscal year basis as defined in the Commitment Letter.

The Company agreed to pay the Bank a commitment fee equal to 1.0 percent of the principal amount of the Loan upon closing of the Loan pursuant to a definitive agreement to be entered into no later than December 16, 2015. The Loan will be collateralized primarily by the Company’s currently unencumbered resorts and other assets.

On October 19, 2015, the Company issued a press release announcing entry into the Commitment Letter. A copy of this press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit
99.1.	Press release of Peak Resorts, Inc. dated October 19, 2015.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 19, 2015

PEAK RESORTS, INC. (Registrant)

By:	/s/ Stephen J. Mueller
Name:	Stephen J. Mueller
Title:	Chief Financial Officer

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